Exhibit 99.1

Cushman & Wakefield Announces Changes to its Board of Directors

•	Retirement of Brett White as Chairman

•	Appointment of Steve Plavin as Chairman and Independent Director

•	Appointment of Susan Daimler and Timothy Wennes as Independent Directors

NEW YORK CITY, June 23, 2025 – Cushman & Wakefield (NYSE: CWK) today announced that after more than a decade of service to the company, Brett White will retire from its Board of Directors, marking an inflection point in the company’s journey.

“Brett has been instrumental in shaping the Cushman & Wakefield we see today, serving in roles as CEO, Executive Chairman, and later, Non-Executive Chairman,” remarked Michelle MacKay, Chief Executive Officer. “His unwavering commitment to his vision for the company has left an indelible mark. Brett navigated the company through its initial public offering, the challenges of the COVID pandemic, and spearheaded several strategic investments to drive growth and expansion. Leveraging his industry acumen and influence, he elevated the company to become a global leader in the advisory and services sector. We are profoundly grateful for his contributions.” Brett will continue to serve as a strategic consultant, providing guidance and expertise to the company, through February 28, 2026.

Steve Plavin, who is retiring at the end of July from his role as Head of Europe for Blackstone Real Estate Debt Strategies, will become the Board’s Non-Executive Chairman.

Plavin has had a distinguished 40-year career in commercial real estate. Prior to his current role, he served as CEO of Blackstone Mortgage Trust, Inc. (NYSE: BXMT), a publicly traded commercial mortgage REIT managed by Blackstone. Prior to his tenure at Blackstone, Plavin held the position of CEO at Capital Trust, Inc. (NYSE: CT) and CT Investment Management Co., LLC, a commercial real estate debt investment manager. Additionally, Plavin served as Global Co-Head of Commercial Real Estate Finance and Banking at Chase Bank (formerly Chemical Bank) and Chase Securities Inc. He has extensive experience on public company boards, including BXMT, CT, Omega Healthcare Investors (NYSE: OHI), and as Non-Executive Chairman of WCI Communities, Inc. (NYSE: WCIC), a developer of residential communities that was sold to Lennar Corp. Plavin earned his Bachelor of Arts degree from Tufts University and an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management. His appointment is effective as of October 1, 2025.

Plavin commented, “I am honored to join Michelle and the other directors on the Board and to have the opportunity to contribute to the exciting future of this iconic, global company.”

Susan Daimler, who recently stepped down as President of Zillow, will also join as an Independent Director.

Daimler brings over 20 years of digital and real estate expertise. Daimler joined Zillow (Nasdaq: Z) in 2012 and became President in 2021. As President, Daimler was responsible for $1.5 billion in annual revenue and oversaw the strategy, operations, and sales of the Premier Agent, Zillow Home Loans, New Construction, and StreetEasy businesses. Prior to becoming President, Daimler was the senior vice president over the Premier Agent business and the general manager of StreetEasy. Before joining Zillow, Daimler co-founded Buyfolio, a co-shopping platform for real estate agents and homebuyers, which was acquired by Zillow in 2012, and prior to that she co-founded the travel website SeatGuru, which was acquired by Expedia in 2007. Daimler holds a Bachelor of Arts degree from The Johns Hopkins University, where she is a member of the Board of Trustees. She also serves on the Board of Directors for PubMatic, Inc. (Nasdaq: PUBM), a global digital advertising company. Her appointment is effective as of August 1, 2025.

In speaking about her appointment Daimler said, “I am driven to bring my entrepreneurial, digital, and operational experience to management and the board during what is clearly an exciting time for the company.”

Timothy Wennes, the former CEO and Country Head of Santander US, will join as an Independent Director.

Bringing over 35 years of banking expertise, Wennes most recently held the roles of Country Head of Santander US and President and CEO of Santander Holdings USA, Inc. and Santander Bank, N.A. During his leadership, Wennes oversaw Santander’s comprehensive U.S. portfolio, encompassing auto lending, commercial real estate and banking, investment banking and capital markets, retail and digital banking, and wealth management. His tenure was marked by significant milestones, including the privatization of Santander Consumer USA (NYSE: SCUSA), implementation of the Openbank digital banking platform, and the establishment of a joint venture with the FDIC to manage a $9 billion portfolio of New York multifamily real estate assets left in the wake of Signature Bank’s closure. Prior to Santander, Wennes held executive positions at MUFG Union Bank, N.A., Countrywide Bank, and Wells Fargo. Wennes also previously served on the board of directors of Santander Holdings USA, Inc. and Santander Bank, N.A. He holds a Bachelor of Science degree from the University of Southern California and an MBA from California State University, Fullerton. His appointment is effective as of August 1, 2025.

“During the recruitment process I was able to get a strong sense for the company’s strategy and leadership, and I look forward to offering my services and support as management continues to execute against their ambitions,” said Wennes.

With these appointments, the Cushman & Wakefield Board will be fully independent, other than MacKay. The Board, guided by its Nominating & Corporate Governance Committee, is undergoing a refreshment aligned with the company’s strategic pivot towards growth and innovation, which MacKay unveiled late last year. Brett White said, “The skillset of these new directors is the perfect complement to the company’s positioning. I have every confidence in Michelle and her team as they take the company through its next chapter of growth and innovation.” MacKay commented, “These appointments will deepen our global commercial real estate capabilities, enhance our connection between technology and commercial real estate, and improve our client and capital markets knowledge.” She added, “These individuals have excelled at driving growth in their businesses, which is exactly what we intend to do.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2024, the firm reported revenue of $9.4 billion across its core service lines of Services, Leasing, Capital markets and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

-END-

MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com